Exhibit 14.1

CODE OF ETHICS
(Adopted October 2016)

1.	Introduction

The Board of Directors (the “Board”) of Limbach Holdings, Inc. has adopted this code of ethics (this “Code”), which is applicable to all directors, officers and employees (each a “person,” as used herein) of the Company (as defined below), to:

•	promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	promote the full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the U.S. Securities and Exchange Commission (the “SEC”), as well as in other public communications made by or on behalf of the Company;

•	promote compliance with applicable governmental laws, rules and regulations;

•	deter wrongdoing; and

•	require prompt internal reporting of breaches of, and accountability for adherence to, this Code.

This Code may be amended or modified by the Board. In this Code, references to the “Company” mean Limbach Holdings, Inc. and, in appropriate context, the Company’s subsidiaries. References to “employees”are meant to refer to those employees who are not also directors or officers of the Company.

2.	Honest, Ethical and Fair Conduct

Each person owes a duty to the Company to act with integrity. Integrity requires, among other things, being honest, fair and candid. Deceit, dishonesty and subordination of principle are inconsistent with integrity. Service to the Company should never be subordinated to personal gain and advantage.

Each person must:

•	Act with integrity, including being honest and candid while still maintaining the confidentiality of the Company’s information where required or when in the Company’s interests;

•	Observe all applicable governmental laws, rules and regulations;

•	Comply with the requirements of applicable accounting and auditing standards, as well as Company policies, in order to maintain a high standard of accuracy and completeness in the Company’s financial records and other business-related information and data;

•	Adhere to a high standard of business ethics and not seek competitive advantage through unlawful or unethical business practices;

•	Deal fairly with the Company’s customers, suppliers, competitors and employees;

•	Refrain from taking advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice;

•	Protect the assets of the Company and ensure their proper use;

•	Avoid conflicts of interest, wherever possible, except as may be allowed under guidelines or resolutions approved by the Board (or the appropriate committee of the Board) or as disclosed in the Company’s public filings with the SEC. Anything that would be a conflict for a person subject to this Code also will be a conflict for a member of his or her immediate family or any other close relative. Examples of conflict of interest situations include, but are not limited to, the following:

•	any significant ownership interest in any supplier or customer;

•	any consulting or employment relationship with any supplier or customer;

•	the receipt of any money, non-nominal gifts or excessive entertainment from any entity with which the Company has current or prospective business dealings;

•	selling anything to the Company or buying anything from the Company, except on the same terms and conditions as comparable officers or directors are permitted to so purchase or sell;

•	serving as a director, officer, partner, consultant or in any other role in unaffiliated organizations, including not-for-profit organiations, if that activity is detrimental to the Company;

•	any other financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the Company; and

•	any other circumstance, event, relationship or situation in which the personal interest of a person subject to this Code interferes — or even appears to interfere — with the interests of the Company as a whole.

All forms of bribery and corruption are prohibited. A bribe is a financial or other advantage (including payments, gifts, loans, rewards, benefits or favors). Corruption is the abuse of power for personal benefit. The Company and all of its directors, officers and employees must comply with the anti-bribery and anti-corruption laws of the jurisdictions in which the Company does business.

3.	Disclosure

The Company strives to ensure that the contents of and the disclosures in the reports and documents that the Company files with the SEC and other public communications shall be full, fair, accurate, timely and understandable in accordance with applicable disclosure standards, including standards of materiality, where appropriate. Each person must:

•	not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s independent registered public accountants, governmental regulators, self-regulating organizations and other governmental officials, as appropriate; and

•	in relation to his or her area of responsibility, properly review and critically analyze proposed disclosure for accuracy and completeness.

In addition to the foregoing, the Chief Executive Officer and Chief Financial Officer of the Company and each subsidiary of the Company (or persons performing similar functions), and each other person that typically is involved in the financial reporting of the Company, must familiarize himself or herself with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company.

Each person must promptly bring to the attention of the Chair of the Board any information he or she may have concerning (a) significant deficiencies in the design or operation of internal and/or disclosure controls that could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

4.	Compliance

It is the Company’s obligation and policy to comply with all applicable governmental laws, rules and regulations. It is the personal responsibility of each person to, and each person must, adhere to the standards and restrictions imposed by those laws, rules and regulations, including those relating to accounting and auditing matters.

5.	Reporting and Accountability

The Board is responsible for applying this Code to specific situations in which questions are presented to it and has the authority to interpret this Code in any particular situation.

Directors or Officers: Any director or officer who becomes aware of any existing or potential breach of this Code is required to notify promptly the Chair of the Board (or if the Chair of the Board is the perceived violator, the Chair of the Audit Committee).

Employees: Any employee who becomes aware of any existing or potential breach of this Code is required to immediately report this to their supervisor. However, if an employee’s supervisor is the perceived violator, or they are otherwise uncomfortable discussing said concerns with their supervisor, they may report the violation to the Company’s General Counsel or Chief Financial Officer. The Company also provides a confidential Ethics Hotline for anonymously reporting Code violations and concerns of misconduct. The Ethics Hotline is another method to file a confidential report. A link to access the Ethics Hotline is located on the Company’s Intranet.

Failure to report an existing or potential breach of this Code is, in and of itself, a breach of this Code. No director, officer or employee shall retaliate against any other person for reports of existing or potential violations that are made in good faith.

The Company will follow the following procedures in investigating and enforcing this Code and in reporting on the Code:

•	The Board (or in the case of employees, their supervisor, the Company’s General Counsel or Chief Financial Officer or the Board, as applicable) will take all appropriate action to investigate any breaches reported to it; and

•	Upon determination by the Board (or in the case of employees, upon determination by the Company’s General Counsel, Chief Financial Officer, Chief Executive Officer or the Board) that a breach has occurred, the Board (by majority decision) (or in the case of employees, the Company’s General Counsel, Chief Financial Officer, Chief Executive Officer or the Board, as applicable) will take or authorize such disciplinary or preventive action as it deems appropriate, after consultation with the Company’s internal or external legal counsel, up to and including dismissal or, in the event of criminal or other serious violations of law, notification of the SEC or other appropriate law enforcement authorities.

No person following the above procedure shall, as a result of following such procedure, be subject by the Company or any officer or employee thereof to discharge, demotion suspension, threat, harassment or, in any manner, discrimination against such person in terms and conditions of employment.

6.	Waivers and Amendments

Any waiver (defined below) or implicit waiver (defined below) from a provision of this Code for the principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions, or any amendment (as defined below) to this Code is required to be disclosed in a Current Report on Form 8-K filed with the SEC. In lieu of filing a Form 8-K to report any such waivers or amendments, the Company may provide such information on its website, in the event that it establishes one in the future, and keep such information on the website for at least 12 months and disclose the website address as well as any intention to provide such disclosures in this manner in its most recently filed Annual Report on Form 10-K.

A “waiver” means the approval by the Company’s Board of a material departure from a provision of the Code. An “implicit waiver” means the Company’s failure to take action within a reasonable period of time regarding a material departure from a provision of the Code that has been made known to an executive officer of the Company. An “amendment” means any amendment to this Code other than minor technical, administrative or other non-substantive amendments hereto.

All persons should note that it is not the Company’s intention to grant or to permit waivers from the requirements of this Code. The Company expects full compliance with this Code.

7.	Other Policies and Procedures

Any other policy or procedure set out by the Company in writing or made generally known to employees, officers or directors of the Company prior to the date hereof or hereafter, including without limitation the Code of Conduct, are separate requirements and remain in full force and effect.

8.	Inquiries

All inquiries and questions in relation to this Code or its applicability to particular people or situations should be addressed to the Company’s General Counsel, Chief Financial Officer or Chief Executive Officer, or such other compliance officer as shall be designated from time to time by the Company. The Company also provides a confidential Ethics Hotline for anonymously addressing inquiries or questions regarding this Code. A link to access the Ethics Hotline is located on the Company’s Intranet.